Exhibit 2.1

EXECUTION VERSION

AMENDMENT AGREEMENT

AMENDMENT No. 1 (this “Amendment”), dated as of December 1, 2016, to the Agreement and Plan of Merger (the “Agreement”), dated as of October 5, 2016 among Endurance Specialty Holdings Ltd., a Bermuda exempted company (the “Company”), Sompo Holdings, Inc., a kabushiki kaisha organized under the laws of Japan (the “Parent”), and Volcano International Limited, a Bermuda exempted company (the “Merger Sub”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 8.02 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.        SECTION 2.01(B).  Section 2.01(b) of the Agreement is hereby amended to read as follows:

“Cancelation of Treasury Shares; Treatment of Shares Held by Company Subsidiaries. All Company Shares that are owned by the Company as treasury shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled automatically and shall cease to exist and no consideration shall be delivered in exchange therefor. Each Company Share, if any, owned by any direct or indirect wholly owned Subsidiary of the Company shall be automatically canceled and converted into and shall thereafter represent the right to receive the Merger Consideration.”

Section 2.        EXHIBIT A.  Section 8.1.1 of the Form of Statutory Merger Agreement attached as Exhibit A to the Agreement is hereby amended to read as follows:

“8.1.1
each Company Share that is owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration;”

Section 3.        Assignment.  Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3 shall be null and void.

Section 4.        Entire Agreement; No Third Party Beneficiary.  This Amendment (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.  Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 5.        Severability.  If any term, condition or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 6.        Counterparts.  This Amendment may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.        Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent any provisions of this Amendment which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the Laws of Bermuda (including those applicable to the Merger) shall be governed by and in accordance with the Laws of Bermuda.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John R. Charman
	Name:	John R. Charman
	Title:	Chairman & CEO

SOMPO HOLDINGS, INC.

By:	/s/ Kengo Sakurada
	Name:	Kengo Sakurada
	Title:	President & CEO

VOLCANO INTERNATIONAL LIMITED

By:	/s/ Nigel Frudd
	Name:	Nigel Frudd
	Title:	Director

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